Exhibit 10.5

AMENDMENT TO DJO GLOBAL, INC.

2007 INCENTIVE STOCK PLAN

Adopted by resolution of the Board of Directors at a meeting held on October 23, 2013 and by resolution of the majority Stockholder pursuant to Written Consent in Lieu of a Meeting, dated October 23, 2013:

Section 7(k) of the DJO Global, Inc. 2007 Stock Incentive Plan (the “Plan”) is hereby amended to read as follows:

“(k) Extension of Post-Termination or Post-Service Exercise Period. At any time after the date of grant, the Committee may elect to extend the period of time during which a Grantee may exercise the Option after the Grantee terminates employment with or ceases to provide services to the Company or any Affiliate for any reason other than for Cause, to the extent it was exercisable at the time of such termination of employment or cessation of services; however, such additional post-termination or post-service exercise period shall not be extended beyond the expiration of the stated term of the Stock Option.”